Exhibit 99.1
ARCADIA RESOURCES ANNOUNCES REGISTERED DIRECT OFFERING
INDIANAPOLIS, INDIANA, November 9, 2009 — Arcadia Resources, Inc. (NYSE Amex: KAD), a leading provider of innovative consumer health care services under the Arcadia HealthCareSM brand, today announced that it has received commitments from institutional investors to purchase $11.1 million of securities in a registered direct offering. Under the terms of separate Subscription Agreements with the investors, Arcadia will sell an aggregate of 15,857,141 units. Each unit consists of one share of common stock and a warrant to purchase 0.45 shares of common stock, which will be sold for a purchase price of $0.70.
The warrants to purchase additional shares will be exercisable at a price of $0.95 per share beginning six months and one day after issuance and will expire five years from the date they are first exercisable. All of the securities were offered pursuant to an effective shelf registration statement. The offering is expected to be consummated promptly upon satisfaction of customary closing conditions, including NYSE Amex LLC approval of the shares offered pursuant to the registration statement and required FINRA approvals.
Burnham Hill Partners, LLC acted as the exclusive placement agent for the transaction.
A shelf registration statement relating to the shares of common stock and warrants issued in the offering (and the shares of common stock issuable upon exercise of the warrants) has been filed with the Securities and Exchange Commission (SEC) and has been declared effective. A prospectus supplement relating to the offering will be filed with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained directly from the Company by contacting Arcadia Resources, Inc., 9229 Delegates Row, Suite 260, Indianapolis, IN 46240. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our shares of common stock or warrants. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.
About Arcadia HealthCareSM
Arcadia HealthCare is a service mark of Arcadia Resources, Inc. (NYSE Amex: KAD), and is a leading provider of home care, medical staffing and pharmacy services under its proprietary DailyMed program. The Company, headquartered in Indianapolis, Indiana, has 65 locations in 20 states. Arcadia HealthCare’s comprehensive solutions and business strategies support the Company’s vision of “Keeping People at Home and Healthier Longer.”
DailyMed™ Pharmacy dispenses a monthly cycle of a patient’s prescriptions, over-the-counter medications and vitamins, and organizes them into pre-sorted packets clearly marked with the date and time the medications should be taken. In the dispensing process, a DailyMed pharmacist reviews each patient’s medication profile and utilizes state-of-the-art medication therapy management tools in order to improve the safety and efficacy of the medications being dispensed. A DailyMed pharmacist provides routine communication with the patient, the primary care physician, caregivers and payers in order to maximize the pharmaceutical care administered. The DailyMed program improves patient care and drug utilization while reducing drug and hospitalization costs for private and government payers.
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Contact:
Matthew Middendorf
Chief Financial Officer
mmiddendorf@arcadiahealthcare.com
317.569.8234 x106